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                                                                   EXHIBIT 99(a)

                             HORIZON BANCORP, INC.
                          5800 NORTH MOPAC EXPRESSWAY
                              AUSTIN, TEXAS 78731

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS
                        -------------------------------


     Notice is hereby given that a Special Meeting of Shareholders ("Meeting") of Horizon Bancorp, Inc. ("Horizon") will be held at the offices of Horizon Bank & Trust, SSB, 5800 MoPac Expressway in Austin, Texas, on ________, February ___, 1997, at 10:00 a.m., Central time, for the following purposes:

          1. To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of December 4, 1996 (including the exhibits thereto, the "Merger Agreement"), as amended, providing for the merger ("Merger") of Horizon with and into Compass Texas Acquisition Corp. ("Compass"), a Texas corporation and a wholly-owned subsidiary of Compass. The terms of the Merger Agreement are described in the attached Proxy Statement/Prospectus, which the Board of Directors of Horizon encourages each Shareholder to review carefully; and

          2. To consider and transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors of Horizon has fixed January 3, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting and any adjournment thereof. Only the holders of shares of Horizon's common stock of record at the close of business on January 3, 1997, are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by Horizon.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN, SINCE FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. EVEN IF YOU PLAN TO ATTEND THE MEETING, AND CERTAINLY IF YOU DO NOT, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE PROMPTLY. SUCH PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE, BY FILING A WRITTEN NOTICE OF REVOCATION, OR BY APPEARING IN PERSON AT THE MEETING AND VOTING BY WRITTEN BALLOT.

                              By Order of the Board of Directors
                              of Horizon Bancorp, Inc.



                              ___________________________________
                              Chairman of the Board

Austin, Texas

__________________, 1997